RENEWAL AMENDMENT

THIS RENEWAL AMENDMENT (this "**Amendment**") to the Apartment Lease dated 06/22/2017 (the "**Lease**"), by and between Landlord and Resident, is incorporated and made an integral part of the Lease. Any word with its initial letter capitalized and not defined in this Amendment shall have the meaning given to it in the Lease.

A. **Landlord**: La Park La Brea B LLC

B. **Resident(s)**: Rory Cutaia

C. **Additional Live-In Residents**:

First Name	Last Name

D. **Community**: Palazzo East at Park La Brea, The(C)-042667

E. **Apartment Home**: 344 South Hauser, Bldg 5 #5-414
Los Angeles CA 90036

F. **Renewal Lease Start Date**: 05/01/2018

G. **Renewal Lease End Date**: 07/29/2019

H. **Deposit (to be completed only if modified)**: Not Modified

I. **Renewal Rent**: $4743.00

J. **Short Term Renewal Rent**: $600.00 plus the higher of the Fair Market Rent or the current monthly Rent being paid by Resident immediately prior to the commencement of the two-Month Renewal Term. The "Fair Market Rent" equals the rent that Landlord would charge for an apartment home comparable to the Apartment Home on the date that Landlord provides notice to Resident of the Short Term Renewal Rent.

K. **Late Charges Date**: The 4th day of the month.

L. **Modified Fees (indicate as applicable)**:

	Fee	
Not Modified	Late Charge:	$150.00
Not Modified	NSF Charge:	25.00
	Other Fee (describe):	

M. **Early Termination Option Fee**: Three month's Rent at the rate current when the Early Termination Option is exercised.

N. **Utilities To Be Provided By Landlord**: None

O. **Pest Control** [check as applicable]:

________Landlord has not contracted with a registered structural pest control company to provide periodic pest control services to the Community. Resident agrees to notify Landlord immediately upon the discovery of any insect or other pest infestation on the premises.

Landlord has contracted with a registered structural pest control company to provide pest control services to the Community periodically and acknowledges receiving a written notice regarding pesticides used in the Community as provided for under California Business and Professions Code §8538 and California Civil Code §1940.8.

Resident agrees to pay Landlord upon demand for pest control as additional rent.

P **Smoke-Free Areas**: The following areas are designated smoke-free areas:

___X___The Apartment Home
___X___ The building in which the Apartment Home is located
___X___ All common areas
_______ The entire Community, including individual Apartment Homes and common areas, except the following areas: N/A

RESIDENT HAS READ AND SHALL ABIDE BY ALL OF THE RULES, REGULATIONS AND AGREEMENTS IN THIS AMENDMENT AND THE LEASE.

If you have any feedback on your apartment home or community, please contact the community manager at the on-site management office. If you would like to talk with the Aimco leadership team to further discuss any concerns, or if there's something we're doing well that you'd like to tell us about, please visit www.aimco.com/feedback and the Aimco leadership team will contact you.

RESIDENT:		**LANDLORD:**	
Signature:	________________	By:	________________
Signature:	________________	Name:	________________ *Print Name*
Signature:	________________	Title:	Authorized Representative
Signature:	________________	Date:	________________
Signature:	________________		
Signature:	________________		
Date:	________________		

RESIDENT AND LANDLORD AGREE AS FOLLOWS:

1. **Renewal Amendment**. This Amendment is a Renewal Amendment as described in the Lease.

2. **Lease Term**. The Lease Term is extended to the Renewal Lease End Date. The period commencing on the Renewal Lease Start Date and terminating on the Renewal Lease End Date (or sooner as provided in the Lease) is referred to as the "Renewal Term".

3. **Security Deposit**. If there has been a change in the Deposit, the change is indicated above. If the Deposit has increased, Resident shall deliver the difference to Landlord prior to the Renewal Lease Start Date. If the Deposit has decreased, Landlord shall refund the difference to Resident within 21 days after the Renewal Lease Start Date.

4. **Renewal Rent**. Rent for the Renewal Term shall be the Renewal Rent stated in this Amendment. If the Renewal Lease Start Date is not the first day of the month, then the Rent due for the month in which the Renewal Lease Start Date occurs shall be the then current monthly Rent prorated from the first day of the month through the Lease End Date (or the then Renewal Lease End Date, if applicable) plus the Renewal Rent prorated from the Renewal Lease Start Date through the end of the month. The monthly Rent shall be the Renewal Rent commencing on the first day of the first full month of the Renewal Term and thereafter. If the Lease ends on a day other than the last day of a month, Rent for the final month shall be prorated from the first day of the final month through the Renewal Lease End Date.

5. **Modified Fees**. The fees marked as Modified Fees above shall be at the amounts set forth above for the Renewal Term. If the Renewal Lease Start Date is the first day of the month, then the Modified Fees shall begin on that date. If the Renewal Lease Start Date is not on the first day of the month, then the Modified Fees shall commence on the first day of the first full month after the Renewal Lease Start Date occurs and any fees due for the month in which the Renewal Lease Start Date occurs shall be the then current monthly fees.

6. **Early Termination Option Fee**. The Early Termination Option Fee shall be the amount set forth above.

7. **Amended Provisions**: The following provisions of the Lease have been amended and shall read in their entirety as follows:

   Section 2.B Termination Notice; Automatic Short-Term Renewal. If Landlord or Resident intends to terminate the Lease on the Lease End Date, the terminating party must give written notice to other party at least 60 days before the Lease End Date of the terminating party's intent to terminate the Lease (the "Termination Notice"). This notice requirement contractually modifies any statutory termination notice period. Resident shall vacate the Apartment Home by the Lease End Date or the end of the Two-Month Renewal Term (as applicable). If Resident gives a proper 60 day Termination Notice, fully complies with the Lease, and vacates as agreed, Resident will be relieved of further liability to Landlord for future Rent accruing after the termination date. If Resident provides the Termination Notice less than a full 60 days before the Lease End Date, then Landlord may charge the Resident an amount equal to 1 day of Short Term Renewal Rent for each day of the 60-day notice period that extends beyond the Lease End Date. The above charge is intended to be an enforceable liquidated damages amount. Actual damages of Landlord's lost rent caused by the Resident's failure to provide 60 days' notice of Resident's intent to vacate would be difficult to determine with any certainty, and the charge is a reasonable estimate of such damages.

   If Resident fails to provide written notice of Resident's intent to vacate at least sixty (60) days before the end of the Lease Term or any Two-Month Renewal Term, as applicable, then except as may otherwise be allowed by Owner in its sole discretion as provided in the first paragraph of this Section 2.B, this Lease shall automatically renew for additional two (2) month terms (each a "Two-Month Renewal Term") upon the Lease End Date or the end of each Two-Month Renewal Term, as applicable. Such renewals shall automatically continue until either (i) a written notice of termination is given by either Resident at least 60 days in advance in accordance with the first paragraph of this Section 2.B, (ii) a written notice of termination is given by Landlord at least 60 days in advance of the termination date, or (iii) a Renewal Amendment is signed by Resident and Landlord. During the Two-Month Renewal Term, monthly Rent will be increased to the Short Term Renewal Rent. If Landlord does not give written notice of the Short Term Renewal Rent amount before the applicable Two-Month Renewal Term, then the monthly Rent for such Two-Month Renewal Term shall be deemed to be the same as the monthly Rent in effect immediately preceding such Two-Month Renewal Term.

Section 3.A Monthly Rent. Resident shall pay the Rent specified in the Definition Annex each calendar month. Resident shall pay the first month's Rent before the Lease Start Date. If Resident does not pay the first month's Rent before the Lease Start Date, Landlord will have no obligation to give Resident possession of the Apartment Home, Landlord may keep any funds paid by Resident necessary to compensate Landlord for Resident's breach of this Lease, and Landlord may pursue any other damages allowed by law. If the Lease Start Date is not the first day of the month, Rent shall be prorated from the Lease Start Date through the last day of the month and shall be payable on the Lease Start Date. If this Lease ends on a day other than the last day of a month, Rent for the final month shall be prorated from the first day of the final month through the Lease End Date. Except for a payment due date stated in a separate utility bill sent to Resident, and except for the first month's Rent, Rent and all other amounts to be paid by Resident to Landlord under this Lease are due and payable in advance and without demand, setoff or deduction at the Landlord's Address **on the 1st day of each calendar month, and Resident shall be in default under this Lease if Resident fails to pay by that date.** Landlord may require Resident to pay Rent to an address other than Landlord's Address specified above. If Resident delivers Rent or any other payment hereunder by mail, Resident ASSUMES THE RISK that the Rent or other payment is lost or delayed in delivery, and Resident shall be liable and responsible for the failure to make such lost or delayed Rent or other payment. Landlord may require Resident to pay Rent and other amounts due under this Lease by certified check, cashier's check, money order, or direct debit and by one monthly payment rather than multiple payments. If Landlord elects (in its sole discretion) to permit Resident to pay by personal check, Landlord may assess a convenience fee for such payment. Landlord may convert Resident's check to an electronic deposit or an electronic transmission (ACH) for processing. Except as otherwise provided by law, Landlord shall not be liable for any Loss related to any inaccuracies or mistakes made in the inputting of data or electronic deposit of such check, except to the extent caused by the gross negligence or willful misconduct of Landlord. If Landlord so elects, all payments of Rent, together with any utility charges payable by Resident to Landlord pursuant to this Lease, shall be made by Automated Clearing House ("ACH") debit. Following such election by Landlord: (i) Resident shall promptly complete an automatic debit form provided by Landlord authorizing Landlord to establish arrangements for the transfer of payments of Rent and such utilities by ACH debit initiated by Landlord from an account in the name of Resident established at a United States Bank; (ii) Landlord may, at its option, refuse any amount tendered by Resident in any form other than an ACH debit; and (iii) for purposes of this Lease (including, without limitation, the default, Late Charge, Daily Late Fee, NSF Charge, Rent Damages and Enforcement Costs provisions hereof), in the event that Landlord is unable, through no fault of Landlord or its bank, to successfully process any ACH debit hereunder, Resident shall be deemed not to have paid, and Landlord shall be deemed not to have received, such payment of Rent and/or utilities.

Section 5.A Landlord's Payment for Utilities. Landlord shall pay only for those utilities identified in the Definition Annex, which shall not include telephone. Resident gives Landlord the right to select any utility provider and change the same from time to time without notice. Resident shall, subject to the direction of Landlord, pay for all other utilities (including related deposits, charges, fees and services). The records and all meters in the Community are presumed to be correct for all purposes. Resident shall transfer to Resident's name any utility(ies) required by Landlord to be so transferred. If Resident fails to transfer such utility(ies) by the time requested by Landlord, Landlord shall have the right to fine Resident an amount not to exceed $25.00 after 2 days, plus $25.00 after 30 days, plus $25.00 after 60 days.

Section 5.B(i) Certain utility services, such as water, wastewater/sewer, trash removal, electric, cable TV, pest control, electric, cable TV, HVAC and gas (including, but not limited to, gas for heating hot water), may, from time to time, be billed by Landlord to Resident. The Apartment Home may not receive all of the utilities listed in the preceding sentence or the Definition Annex or may receive additional utilities. Resident may be required to contract with or pay directly certain utility providers. Resident shall pay Landlord for those utilities billed by Landlord or Landlord's agent for such billing (a "**Utility Bill**"). Such Utility Bill may be issued separate and apart from any invoice or bill for rent, or may be part of a consolidated statement containing rent, utilities, pest control and other applicable charges. These additional charges where allowed by law are considered to be additional rent and are to be paid in addition to the base rent. Resident understands that Resident may be required to pay a consolidated statement fee of $3.75 which may be in addition to or in lieu of other applicable fees.

Section 5.B(iv) As a regular part of each monthly Utility Bill, Resident may be charged, in which case Resident shall pay, a monthly service charge of up to $4.75 in addition to the utility service charges for which Resident is billed. The monthly service fee is for administration, billing, overhead and similar expenses and charges incurred by Landlord for providing or processing Utility Bills. Landlord may use a third party billing provider to provide all or part of the billing services directly.

Section 18 **ASSIGNMENT**. Resident shall not sublet the Apartment or assign this Lease for any length of time, including, but not limited to, renting out the Apartment using a short term rental service such as airbnb.com, VRBO.com or homeaway.com. Any purported assignment or sublet of this Lease or the Apartment Home without the prior written consent of Landlord is null and void. A departing Resident's claim to any Deposit automatically transfers to the replacing Resident upon the date of Landlord's written approval of such replacement, and the departing Resident shall have no rights or claims to the Deposit against Landlord.

Section 21.B Smoking Definition. "Smoke" or "Smoking" as those terms are used in this Lease means inhaling, exhaling, breathing, or carrying any lighted cigar, cigarette, pipe, or other tobacco or marijuana product or similar lighted product, or any e-cigarette or similar vaporizer, in any manner or in any form.

8. **New Provisions**. The following provisions are hereby added to the Lease:

   a. Additional Deposit. If Resident is late with Rent or any other amounts due under this Lease more than two (2) times during the Lease Term, Landlord shall have the right to immediately increase the Deposit by one-half (1/2) of the monthly Rent (provided that at no time shall the Deposit exceed the maximum security deposit allowed under applicable law). Resident shall deliver such additional Deposit to Landlord within five (5) days after demand.

   b. Disclosures re. Water Submeters. The following provisions shall apply only if the Apartment Home is submetered for water service:

(i) Water will be billed separate from rent;

(ii) The average monthly bill for water service for an apartment unit at the Community comparable to the Apartment Home is $124.78.

(iii) An average family of four uses 200 gallons of water per day;

(iv) Charges for water service shall be paid at the same time, place and manner as base rent;

(i) Resident shall promptly report to Landlord or Landlord's representative any water leaks in the Apartment Home, which will be repaired by Landlord within 21 days.

(ii) Upon Resident's request, Landlord will provide the location of Resident's submeter, calculations used to determine Resident's monthly bill, and the date Resident's submeter was last certified and the date it is next scheduled for certification (if known) upon inquiry.

(iii) If Resident believes that the submeter reading is inaccurate or the submeter is malfunctioning, the Resident shall first notify the Landlord in writing and request an investigation. If an alleged submeter malfunction is not resolved by the Landlord, Resident may contact the local county sealer and request that the submeter be tested. County sealer can be contacted at (626) 575-5451.

(iv) Residents may contact the Utility Billing Company with questions regarding their billing any time between 5:00 A.M. and 7:00 P.M. MT at (866) 947-7379, via letter to P.O. Box 4718, Logan, UT 84321, or email at service@conservice.com.

(v) The above is only a general overview of the laws regarding submeters. The complete law can be found at Chapter 2.5 (commencing with Section 19.54.201) of Title 5 of Part 4 of Division 3 of the Civil Code, available online or at most libraries.

9. **General**. As of the Renewal Lease Start Date, this Amendment supersedes all prior renewal addenda with respect to the matters stated in this Amendment. Except as expressly modified by this Amendment, all terms and conditions of the Lease remain unchanged, and the provisions of the Lease are applicable to the fullest extent not inconsistent with this Amendment. If a conflict between the terms of this Amendment and the Lease exists, the terms of this Amendment shall control the matters specifically governed by this Amendment. If any provision of this Amendment is invalid or unenforceable under applicable law, such provision shall be amended to comply with such law. The reformation of any provision of this Amendment shall not invalidate this Amendment or the Lease. An invalid provision that cannot be reformed shall be severed and the remaining portions of this Amendment shall be enforced. Any breach of the terms of this Amendment shall constitute a breach of the Lease to the same extent and with the same remedies to Landlord as provided in the Lease or otherwise available at law or equity. This Amendment does not limit any of Landlord's rights or remedies stated in the Lease, which are cumulative of those stated in this Amendment.

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DocuSigned by:
Rory Cutaia
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DocuSigned by:
Matthew J. Lonn
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